EXHIBIT 99.1

3D Systems Completes Acquisition of Robtec

- Creates 3D Systems Latin America, a strategic platform to accelerate adoption of 3DS' entire suite of manufacturing solutions
- Gains significant in-region additive manufacturing capabilities, knowhow and deep customer relations for its Quickparts® services
- Multiplexes 3DS' Latin American reseller channel activities with locations in Brazil, Argentina, Chile, Uruguay and Mexico

ROCK HILL, S.C., Nov. 25, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it completed the acquisition of Robtec, creating 3D Systems Latin America, headquartered in Sao Paulo, Brazil. Robtec is the largest Latin-American additive manufacturing service bureau and the leading 3D printing and scanning products distributor in the region. 3DS has acquired 70% of the shares of Robtec with the remainder of the shares transferring on the 5th anniversary of the closing.

Recognized as the most trusted and knowledgeable Latin American 3D printing technology resource to the manufacturing sector, Robtec, now 3D Systems Latin America, delivers best-in-class rapid prototyping and custom manufacturing services and brings long-term relationships with leading aerospace and automotive companies, including Embraer, Siemens, Volkswagen, Fiat, CenPra, Visteon and Mercedes.

"We believe that Robtec's on-the-ground additive manufacturing service bureau capabilities, expanded channel coverage and deep automotive and aerospace customer relationships, combined with their strong strategic and cultural fit with 3DS, present significant benefits for our customers, sizeable growth opportunities for our business and greater value for our shareholders," commented Avi Reichental, President and CEO, 3DS. "With key operations in Brazil, Argentina, Chile, Uruguay and Mexico, and well-established printer and scanner distribution activities, Robtec represents the cornerstone of our Latin American expansion plans."

Learn more about 3DS' commitment to manufacturing the future at www.3dsystems.com.

About 3D Systems

3D Systems is pioneering 3D printing for everyone. 3DS provides the most advanced and comprehensive 3D design-to-manufacturing solutions including 3D printers, print materials and cloud sourced custom parts. Its powerful digital thread empowers professionals and consumers everywhere to bring their ideas to life in material choices including plastics, metals, ceramics and edibles. 3DS' leading healthcare solutions include end-to-end simulation, training and integrated 3D planning and printing for personalized surgery and patient specific medical and dental devices. Its democratized 3D design and inspection products embody the latest perceptual, capture and touch technology. Its products and services replace and complement traditional methods with improved results and reduced time to outcomes. These solutions are used to rapidly design, create, communicate, plan, guide, prototype or produce functional parts, devices and assemblies, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.

  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.

  3DS invented the ColorJet Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.

  3DS invented MultiJet Printing (MJP) printers and was the first to commercialize it in 1996.

  3DS Medical Modeling pioneered virtual surgical planning (VSP) and its services are world-leading, helping many thousands of patients on an annual basis.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3dsystems.com.

About Robtec

Founded in 1994, Robtec is the largest Latin-American additive manufacturing service bureau and the leading in-region 3D printing and scanning products distributor. Headquartered in Sao Paulo, Brazil, Robtec is recognized as a trusted and knowledgeable Latin American additive manufacturing and 3D printing resource to the manufacturing sector that brings two decades of experience providing best-in-class rapid prototyping and custom manufacturing services. Robtec is the leading distributor of 3D Systems personal, professional and production 3D printers and of GOM's scanning solutions and comes with established long-term relationships with leading aerospace and automotive companies.

More information on the company is available at www.robtec.com.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Hoyt
         Email: Press@3dsystems.com